Contact: James C. Miller 724-465-1487

TO BE RELEASED: Tuesday, July 17, 2001 at 10:00 a.m.

S&T Bancorp, Inc. Announces Record Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today reported record earnings for the second quarter and first half of 2001. Diluted earnings per share increased 7 percent to $0.44 from $0.41 in the second quarter of 2000. Net income also increased 7 percent to $11.9 million from $11.1 million in the second quarter of 2000.

For the six months ending June 30, 2001, diluted earnings per share increased 7 percent to $0.87 from $0.81 in the first half of 2000. Net income for the six months rose 7 percent to $23.6 million from $21.9 million in 2000. Return on equity, excluding the effects of unrealized gains in the investment portfolios, was 19 percent year to date.

"I am pleased with the results we achieved in the first half during a difficult economic and interest rate environment," commented James C. Miller, president and chief executive officer. "The pressure on our net interest margin from the dramatic drop in short term interest rates was mitigated to some degree by good loan and deposit growth. Our earnings also benefited significantly from strong gains in noninterest income, reducing the impact of a somewhat higher provision expense for loan losses this year."

Miller added, "Our noninterest income, which has been an area of focus for us, continues to perform well." During the first six months of this year, wealth management income was up 14 percent, traditional banking fees posted a 9 percent increase and other fees and commissions increased 12 percent, compared to the same period last year. In addition, S&T Investment Company realized $3.9 million of equity security gains during the first six months of 2001. Unrealized equity security gains in S&T Investment Company were $49.3 million as of June 30, 2001, an increase of $17.1 million from June 30, 2000.

Net interest income, on a fully taxable equivalent basis, increased approximately 2 percent for the quarter and for the six months as compared to 2000. The net interest margin was 4.30 percent for the second quarter of 2001, compared with 4.37 percent in the second quarter of 2000. Average earning assets increased $75.2 million or 4 percent year over year.

Miller stated, "I am particularly pleased with our deposit growth this year. Deposits have increased $111.3 million or 8 percent year over year. This excellent deposit growth funded all of our $90.1 million loan growth during the same period. We believe that an important factor in our continuing success will be our ability to increase our core deposit base and expand customer relationships. Along these lines, in August 2001, we will open a new regional banking center in Murrysville, Allegheny County, to attract more deposits from and provide expanded services to our growing base of suburban Pittsburgh customers."

The provision for loan losses was increased $1.0 million for the second quarter and year to date 2001, as compared to the same periods of 2000. Miller commented, "Superior asset quality has always been an important objective for S&T. We believe an increase to the allowance for loan losses is prudent at this time, given the uncertainty of the economy, the significant growth we have experienced, particularly in commercial loans in recent years, and an increase in charge-offs during the quarter." At June 30, 2001, the allowance for loan losses was $28.5 million, or 1.73 percent of total loans. Nonperforming loans were 0.48 percent of total loans at June 30, 2001, compared to 0.80 percent of total loans at June 30, 2000. Net charge-offs for the first six months of 2001 were $1.9 million, or 0.24 percent of average loans, annualized, compared to a net recovery of $0.8 million in the first six months of 2000.

Miller added, "Given our performance during the first half of 2001, we believe that the earnings projections provided earlier this year for S&T's 2001 earnings per share in the range of $1.75 - $1.79 is still valid."

S&T Bancorp, Inc. raised its quarterly dividend to $0.23 per share, payable on July 25, 2001 to shareholders of record June 29, 2001. The current annualized rate of $0.92 per share represents a 10 percent increase over the $0.84 annualized rate a year ago. The book value per share was $10.82 and the market price closed at $25.11 on June 30, 2001. A stock buyback authorization for repurchasing up to 1 million shares remains in effect for 2001.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition.